Item 77O - 10f3 Transactions

THE LAZARD FUNDS, INC.

SECURITIES PURCHASED DURING AN UNDERWRITING
INVOLVING LAZARD CAPITAL MARKETS LLC SUBJECT TO RULE 10f-3
UNDER THE INVESTMENT COMPANY ACT OF 1940

For the Period Ended June 30, 2009

						   Total		Shares
					Date	   Shares     Price   Purchased by
Portfolio	Security		Purchased  Offered  Per Share The Portfolio

Lazard U.S.    Mead Johnson Nutrition,  02/10/09 30,000,000  $24.00 	 400
 Equity Value  Inc.
 Portfolio

Lazard U.S.    Mead Johnson Nutrition,  02/10/09 30,000,000  $24.00      2,730
 Small-Mid Cap Inc.
 Equity
 Portfolio

Lazard Global  Mead Johnson Nutrition,  02/10/09 30,000,000  $24.00      400
 Equity Income Inc.
 Portfolio


Total		                % of Offering
Principal	% of Offering	Purchased by
Purchased by	Purchased by	all Portfolios	Selling
The Portfolio	the Portfolio	(25% Maximum)	Broker

$9,600		0.0013%		0.3333%		Morgan Stanley
$65,520		0.0091%		0.3333%		Morgan Stanley
$9,600		0.0013%		0.3333%		Morgan Stanley

Notes:
Purchases by all Portfolios in aggregate may not exceed 25% of the principal amount of the offering.